Exhibit 10.14

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made effective as of [___________], by and between [EMPLOYING SUBSIDIARY] (the “Company”) and [_______] (“Executive”).

WHEREAS, Executive is a key employee of the Company;

WHEREAS, the Company recognizes that the possibility of a change in control and a related involuntary termination raises uncertainty and questions among key employees and can be a distraction to the Executive to the detriment of the Company, Parent (as defined below) and its shareholders; and

WHEREAS, the Company believes that it is in the best interests of the Company, Parent and its shareholders to provide the Executive with an incentive to motivate the Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of shareholders, and to induce the Executive to remain in the employ of the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Company and the Executive hereby agree as follows:

1.          Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)         “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)         “Base Salary” means Executive’s annual base salary at the rate in effect from time to time.

(c)         “Board” means the Board of Directors of Parent.

(d)         “Cause” means any of the following: (i) Executive’s commission of an act of fraud, embezzlement or theft against the Company or its Affiliates; (ii) Executive’s conviction of, or plea of no contest to, a felony or crime involving moral turpitude; (iii) Executive’s refusal to perform material duties as an employee of the Company, which to the extent curable, remains uncured for 30 days following Executive’s receipt of written notice thereof; (iv) Executive’s material breach of any material policy of the Company or any of its Affiliates that is applicable to Executive or of any material agreement with the Company or any of its Affiliates, including the Confidentiality and Restrictive Covenant Agreements, which to the extent curable, remains uncured for 30 days following Executive’s receipt of written notice thereof; (v) Executive’s gross negligence, willful misconduct or any other act of willful disregard for the Company’s or any of its Affiliates’ best interests; or (vi) Executive’s refusal to cooperate with a governmental or internal investigation of the Company or any of its Affiliates, or its or their directors, officers or employees. Notwithstanding anything in this Agreement or the MeiraGTx Holdings plc 2018 Incentive Award Plan (the “2018 Plan”) to the contrary, this Agreement shall be deemed a “Relevant Agreement” for purposes of the 2018 Plan such that the definition of “Cause” set forth in this Agreement shall apply over any alternate definition of “Cause” set forth in the 2018 Plan.

(e)         “Change in Control” means and includes each of the following:

(i)          A transaction or series of transactions (other than an offering of Ordinary Shares to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (A) and (B) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Parent, any of its subsidiaries, an employee benefit plan maintained by Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Parent possessing more than 50% of the total combined voting power of Parent’s securities outstanding immediately after such acquisition; or

(ii)         During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Parent to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by Parent’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)       The consummation by Parent (whether directly involving Parent or indirectly involving Parent through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)        which results in Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Parent or the person that, as a result of the transaction, controls, directly or indirectly, Parent or owns, directly or indirectly, all or substantially all of Parent’s assets or otherwise succeeds to the business of Parent (Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)        after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Parent prior to the consummation of the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any payment or benefits (or portion thereof) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (i), (ii) or (iii) with respect to such payment or benefits (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such payment or benefits if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(f)         “CIC Qualifying Termination” means Executive’s Qualifying Termination which occurs during the period beginning on the date that is [two (2) weeks] prior to a Change in Control and ending on the date that is [twelve (12) months] following a Change in Control (the “Protected Period”); provided that, with respect to a Qualifying Termination that occurs prior to a Change in Control, it is reasonably demonstrated that such termination (i) was at the request of a third party who had taken steps reasonably calculated or intended to effect such Change in Control, or in the case of termination by Executive for Good Reason, the circumstance or event which constitutes Good Reason occurs at the direction of such third party or (ii) otherwise arose in connection with or anticipation of such Change in Control.

(g)         “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(h)         “Confidentiality and Restrictive Covenant Agreements” means any non-disclosure, confidentiality, invention assignment, non-competition, non-solicitation or other similar covenant or obligation of Executive under any written agreement with the Company or any of its Affiliates, as in effect from time to time, including under any employment agreement.

(i)          “Director” means a Board member.

(j)          “Disability” means, at any time the Company or any of its Affiliates sponsors a long-term disability plan for the benefit of the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability will be made by the person or persons required to make disability determinations under the long-term disability plan. If, at any time the Company and its Affiliates do not sponsor a long-term disability plan for the Company’s employees, Disability shall mean Executive’s absence from the full-time performance of Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and approved by Executive or Executive’s legal representative (such approval not to be unreasonably withheld, conditioned or delayed).

(k)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l)          “Good Reason” means the occurrence of any of the following events or conditions without Executive’s written consent: (i) a decrease of more than 25% in Executive’s Base Salary; (ii) a decrease of more than 25% in Executive’s Target Bonus Amount; (iii) a material diminution in Executive’s authority, duties or responsibilities as an executive and/or officer of the Company or the assignment of duties to the Executive inconsistent with those of an executive and/or officer of the Company, other than as a result of a Change in Control immediately after which Executive holds a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent with respect to the Company’s business as Executive held immediately prior to such Change in Control; (iv) a change in the geographic location of Executive’s principal place of employment to any location that is more than 30 miles from the principal place of Executive’s employment immediately prior to such change; or (v) the Company’s material breach of a material agreement with Executive, including the Company’s failure to obtain an agreement from any successor to all or substantially all of the business or assets of the Company or Parent to assume this Agreement as contemplated in Section 6(a); provided that (I) Executive must notify the Company of the occurrence of any of the foregoing events or conditions in writing within 90 days of the occurrence of such event, (II) such event or condition must, if curable, remain uncured for 30 days following the Company’s receipt of such written notice (the “Cure Period”) and (III) Executive’s termination for Good Reason must occur within 90 days following the expiration of the Cure Period.

(m)        “Ordinary Shares” means the ordinary shares of Parent.

(n)         “Parent” means MeiraGTx Holdings plc.

(o)         “Qualifying Termination” means a termination of Executive’s employment with the Company by the Executive for Good Reason or by the Company other than for Cause, death or Disability.

(p)         “Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

(q)         “Target Bonus Amount” means Executive’s target annual bonus amount in effect from time to time.

2.          Severance.

(a)         Severance Upon Qualifying Termination.  If Executive has a CIC Qualifying Termination, then subject to (x) the requirements of this Section 2, (y) the Executive’s continued compliance with the Confidentiality and Restrictive Covenant Agreements and (z) the terms of Section 6, Executive shall be entitled to receive the following payments and benefits:

(i)          The Company shall pay to Executive (A) Executive’s earned but unpaid Base Salary through the date of Executive’s termination of employment and (B) any other amounts or benefits, if any, under the Company’s employee benefit plans, programs or arrangements to which Executive may be entitled pursuant to the terms of such plans, programs or arrangements or applicable law, payable in accordance with the terms of such plans, programs or arrangements or as otherwise required by applicable law (collectively, the “Accrued Rights”);

(ii)         Any unpaid annual bonus earned by Executive for the year prior to the year in which the Qualifying Termination occurs, as determined by the Board based upon actual performance achieved, which annual bonus, if any, shall be paid to Executive at substantially the same time annual bonuses for such year are paid to similarly situated active employees of the Company, but in no event later than December 31 of the year in which the Qualifying Termination occurs;

(iii)       A cash severance payment equal to [one (1)] times the sum of (A) Executive’s Base Salary and (B) Executive’s Target Bonus Amount, payable in a lump sum on the Company’s first ordinary payroll date occurring after the effective date of the Release (as defined below), but in no event later than March 15 of the year following the year in which Executive’s Qualifying Termination occurs (for purposes of calculating the Executive’s severance payment under this clause (iii), the Executive’s Base Salary and Target Bonus Amount shall be calculated based on the rate in effect prior to any decrease that would give the Executive the right to resign for Good Reason);

(iv)        If applicable to Executive and Executive timely elects continued medical, dental and/or vision coverage for Executive and Executive’s covered spouse or dependents under the Company’s group health plans following such Qualifying Termination in accordance with COBRA, then the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered spouse and dependents’ medical, dental and/or vision insurance coverage that is no less favorable than the more favorable of the insurance coverage in effect immediately prior to the Change in Control and the insurance coverage in effect on the date of Executive’s Qualifying Termination (as applicable, the “COBRA Premium”) until the earliest of (A) [one (1) year] following such Qualifying Termination, (B) the date when Executive becomes eligible for health insurance coverage from a new employer (and Executive agrees to promptly notify the Company of such eligibility) and (C) the date Executive ceases to be eligible for COBRA continuation coverage for any reason (the “Benefit Continuation Period”); provided that, if at any time the Company determines that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company will instead pay to Executive during the remainder of the Benefit Continuation Period a taxable monthly payment equal to 140% of the COBRA Premium (based on the COBRA Premium for the first month of the Benefit Continuation Period); and

(v)         All of Executive’s unvested equity or equity-based awards under any equity compensation plans of Parent that vest solely based upon Executive’s continued employment or service shall immediately become 100% vested on the later of the date of Executive’s Qualifying Termination and the Change in Control (for the avoidance of doubt, with any such awards that vest in whole or in part based upon the attainment of performance vesting conditions being governed by the terms of the applicable award agreement) and, to the extent necessary, any unvested Parent equity awards will remain outstanding and eligible to vest following Executive’s Qualifying Termination if a Change in Control occurs within [two (2) weeks] following Executive’s Qualifying Termination.

(b)         Other Terminations.  This Agreement provides no compensation or benefits in connection with terminations which occur at times other than during the Protected Period, except that the Company shall pay to Executive the Accrued Rights upon any termination of employment.

(c)         Release.  As a condition to Executive’s receipt of any payment or benefits under Section 2(a) other than the Accrued Rights, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in a form substantially similar to the form attached hereto as Exhibit A, or such equivalent form as is required to comply with local employment laws applicable to Executive (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the 60 day period following Executive’s Qualifying Termination.

(d)         Certain Reductions.  Notwithstanding anything herein to the contrary, Executive’s severance benefits under this Agreement shall be reduced, but not below zero, on a dollar-for-dollar (or other applicable currency) basis by the amount of any other severance payment or benefits, pay in lieu of notice, or other similar benefits payable to the Executive by the Company in connection with the Executive’s Qualifying Termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including any entitlement to statutory severance pay or (ii) any Company agreement, arrangement, policy or practice other than this Agreement relating to the Employee’s termination of employment with the Company.

(e)         Parachute Payments.

(i)          Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 2(a), being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided in Section 2(e)(ii)) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)         The Total Payments shall be reduced in the following order: (i) first, a reduction of any portion of the Total Payments that are exempt from Section 409A in a manner the Company reasonably determines will provide Executive with the greatest post-reduction economic benefit and (ii) second, a reduction of any portion of the Total Payments that are subject to Section 409A on a pro-rata basis or such other manner that complies with Section 409A, as reasonably determined by the Company.

(iii)       All determinations regarding the application of this Section 2(e) shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (the “Independent Advisors”).  For purposes of the determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv)        In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 2(e), the excess amount shall be returned promptly by Executive to the Company.

(f)         Withholding.  All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

(g)         Notice of Termination.  Any termination of the Executive’s employment by the Company or by Executive under this Agreement shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) specifying a date of termination (a “Notice of Termination”).  A Notice of Termination submitted by one party may provide for a date of termination on the date the other party receives the Notice of Termination or any date thereafter elected by the first party in its discretion; provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the date of termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination.  The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing such party’s rights hereunder.

3.          Condition to Severance Obligations.  The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s breach of any of the provisions of the Confidentiality and Restrictive Covenant Agreements, which are hereby incorporated by reference into this Agreement.

4.          Agreement to Arbitrate.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in New York, NY.  Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, unless otherwise required to enforce this Section 4; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party.  Each party shall bear its own attorneys’ fees and expenses.  The parties agree to abide by all decisions and awards rendered in such proceedings.  Such decisions and awards rendered by the arbitrator shall be final and conclusive.  All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this section shall be construed as precluding the bringing an action in a court of competent jurisdiction to enforce the Confidentiality Agreements or any other non-competition, non-solicitation, non-disparagement, confidentiality, assignment of invention or other intellectual property related covenants contained in any other agreement between Executive and the Company.

5.          Employment Relationship.

(a)         Except as otherwise provided in Section 5(b), if applicable, Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company, subject to the notice requirements of this Agreement or as otherwise provided in any employment agreement or other written agreement between Executive and the Company.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

(b)         Notwithstanding Section 5(a), if Executive is employed in the U.K., Executive’s employment with the Company remains governed by the terms of Executive’s employment agreement or other written agreement between Executive and the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter that employment agreement or other written agreement.

6.          General Provisions.

(a)         Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company or Parent.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company or Parent to assume this Agreement.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)         Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)         Interpretation; Waiver.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)         Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction.  Any suit brought hereon shall be brought in the state or federal courts sitting in New York, NY, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(e)         Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the most recent address for Executive set forth in the Company’s personnel files and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f)         Survival.  Sections 2 (“Severance”), 3 (“Condition to Severance Obligations”), 4 (“Agreement to Arbitrate”) and 6 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company.

(g)         Entire Agreement.  This Agreement and the Confidentiality and Restrictive Covenant Agreements incorporated herein by reference as set forth in Section 3 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)         Trade Secrets; Whistleblower Protections. In accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement, the Confidentiality and Restrictive Covenant Agreements or any other agreement between Executive and the Company or any of its Affiliates (together, the “Subject Documents”): (i) Executive shall not be in breach of any Subject Document, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Furthermore, nothing in any Subject Document prevents Executive from reporting possible violations of law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(i)          Code Section 409A.

(i)          The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A, and to the maximum extent permitted, this Agreement shall be interpreted in accordance with this intent.

(ii)         Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).  If the period during which Executive may deliver the Release begins in one year and ends in the next, then to the extent required to comply with Section 409A, payments under Section 2 of this Agreement will in all events commence only in the later year.

(iii)       Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)        Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(v)         To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(j)          Consultation with Legal and Financial Advisors.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with

Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(k)         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A facsimile, PDF, electronic signature or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed Agreement.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST SET FORTH ABOVE .

[EMPLOYING SUBSIDIARY]

By:
Name:
Title:

EXECUTIVE

[NAME]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into between ________ (“Executive”) and [EMPLOYING SUBSIDIARY] (the “Company”) (collectively referred to herein as the “Parties”). Capitalized terms used but not defined in this Release shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, Executive and the Company are parties to that certain Change in Control Agreement effective as of __________, ____ (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally resolve all matters between them as set forth herein.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.          General Release of Claims by Executive.

(a)         Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent entities, affiliates, related, and/or subsidiary entities, including, without limitation, MeiraGTx Holdings plc (“Parent”), and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date Executive signs this Release, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the

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Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)          Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)         Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)       Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)        Claims for indemnity under contract, the bylaws of the Company or its affiliates or any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company or any of its affiliates pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company;

(v)         Claims for payment under Section 2(a) of the Agreement;

(vi)        Executive’s right to vested equity securities of Parent; and

(vii)       Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

Further, this Release does not prevent Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(b)         Executive acknowledges that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider this Release, and that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release. Executive further acknowledges that the Company has advised Executive that Executive is waiving Executive’s rights under the ADEA, and that Executive should consult with an attorney of Executive’s choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period. Executive understands that nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(c)         Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after Executive’s execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive

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does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)         Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after Executive’s execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is 60 days following the date of Executive’s termination of employment.

2.          No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.          Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.          Interpretation; Waiver.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement. Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5.          Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States and the State of New York applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles that would result in the application of the laws of another jurisdiction.  Any suit brought hereon shall be brought in the state or federal courts sitting in New York, NY, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

6.          Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.          Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the dates below.

[EMPLOYING SUBSIDIARY]

Dated:	By:
Name:
Title:

EXECUTIVE

Dated:
[NAME]